EXHIBIT 99.2

SENOMYX ANNOUNCES THIRD QUARTER 2007 FINANCIAL RESULTS

Recent Accomplishments Include:

•                  Additional new food products containing Senomyx savory flavor ingredients commercialized by Nestlé SA

•                  Identification of S5742, a new sucrose (table sugar) enhancer

•                  Successful  initial safety studies with  S2383 sucralose enhancer

•                  Successful “proof-of-concept” taste tests with S5105, a new bitter blocker

SAN DIEGO, CA – November 1, 2007 – Senomyx, Inc. (NASDAQ: SNMX), a company focused on using proprietary taste receptor technologies to discover novel flavor ingredients for the packaged food and beverage industry, today reported financial results for the third quarter ended September 30, 2007. Revenues were $5.1 million for the three months ended September 30, 2007, compared to $3.2 million for the same period in 2006, an increase of 58%. The increase is primarily due to revenue recognized in conjunction with new collaborative agreements that commenced in the second and third quarters of 2007. As of September 30, 2007 the Company had cash, cash equivalents and investments of approximately $69.8 million, compared to $65.0 million as of June 30, 2007. The increase is primarily due to the receipt of an upfront license fee of $8.0 million from one of the Company’s collaborators.

“Senomyx continued to be highly productive during the past quarter,” said Kent Snyder, President and Chief Executive Officer of the Company. “We have had significant progress with each of our Discovery & Development programs.”

Nestlé, the world’s largest food company, expanded its commercial launch of food products containing Senomyx’s savory flavor ingredients to a total of four countries in the Pacific Rim and Latin America, including Brazil, during the third quarter. “Our savory flavor ingredients have now been incorporated into six new products, and we appreciate Nestlé’s continuing commercialization efforts,” Snyder stated.

“In our last earnings report we announced that Senomyx had achieved a major scientific accomplishment with the discovery of S2383, which provides a high degree of enhancement for the artificial sweetener sucralose,” Snyder noted. “S2383 allowed us to reduce sucralose by up to 75% in simple product prototypes while maintaining the desired sweet taste.

“During the third quarter we made additional progress in the Sweet Enhancer Program with the identification of S5742, an enhancer of the natural sugar sucrose, which is the sugar most familiar to consumers,” Snyder said.

S5742 has the best combination of taste and physical characteristics of any sucrose enhancer discovered by Senomyx to date. Taste tests with simple product prototypes demonstrated that S5742 is a pure enhancer that does not impart any sweetness itself and has no off-tastes, allowing the taste of sucrose (table sugar) to be unaffected. In addition, S5742 enabled a sucrose reduction of approximately 40%. “We are excited about the potential for S5742 and related sucrose enhancers to significantly reduce calories in a variety of products. We are continuing to optimize S5742 and related compounds with the goal of achieving an equal or greater degree of enhancement utilizing a lower compound concentration,” Snyder commented.

“We are also moving forward with development activities needed to support regulatory filings for our S2383 sucralose enhancer. Recent progress with S2383 includes successful initial safety studies and ongoing taste tests with prototypes of our collaborators’ products. As noted previously, this is the first time Senomyx has commenced development activities intended to lead to regulatory filings for a sweet enhancer,” Snyder added.

S2383 is a specific enhancer for sucralose, which is used in a wide variety of beverages and foods such as confectionaries, baked goods, desserts, and dairy products, as well as OTC healthcare products and dietary supplements. By enabling the reduction of sucralose, S2383 may allow Senomyx’s partners and potential new collaborators to improve the taste characteristics of their products and reduce their costs of goods.

“We are continuing to screen and evaluate derivatives of S5742 and S2383 to identify compounds that function as enhancers of fructose and other natural or artificial sweeteners,” Snyder added. Fructose is the key sweet ingredient of high-fructose corn syrup, which is used in a wide variety of food and beverage products marketed by Senomyx’s collaborators and other companies.

“I’m pleased to report that we have also had notable progress in our Bitter Blocker Program,” Snyder stated. “Our scientists identified S5105, which has been evaluated in taste tests and was found to reduce the bitter taste of several variations of a collaborator’s product, as well as additional product prototypes. This is the first time we have achieved a taste proof-of-concept in this program, and we are optimizing S5105 further to increase its potency as a bitter blocker.”

Senomyx is also continuing a major research effort characterizing the structure and function of proteins involved in taste, with particular emphasis on the identification of ion channels and receptors present in taste buds that may be involved in the perception of salt taste. “This extremely comprehensive approach is unique to Senomyx, and we believe it will lead to the discovery of the primary receptor responsible for salty taste,” Snyder said.

Further developments during the third quarter include an increase in the Company’s intellectual property portfolio. As of the end of the quarter, Senomyx is the owner or exclusive licensee of 92 issued patents and 375 pending patent applications in the U.S., Europe, and elsewhere.

In addition, Senomyx’s agreement with Ajinomoto Co., Inc., was expanded substantially during the quarter to add new product categories and numerous new territories in Africa, the Caribbean, Europe, Latin America, the Middle East and Oceania.

As announced yesterday, Senomyx’s discovery and development collaboration with Kraft Foods Global, Inc. will conclude on December 9, 2007, which is one year earlier than the scheduled term of the existing agreement. The conclusion of this collaboration does not impact any of Senomyx’s other collaborations or the Company’s Discovery and Development activities.

Financial Review:

Revenues were $5.1 million for the three months ended September 30, 2007, compared to $3.2 million for the same period in 2006, an increase of 58%. Revenues were $11.9 million for the nine months ended September 30, 2007, compared to $8.8 million for the same period in 2006, an increase of 34%. The increase for both time periods is primarily due to revenue recognized in conjunction with new collaborative agreements that commenced in the second and third quarters of 2007.

Research and development expenses, including non-cash stock-based compensation expense, were $7.7 million for the three months ended September 30, 2007, compared to $6.1 million for the same period in 2006, an increase of 25%. This increase is primarily due to increased patent expenses associated with our expanding intellectual property portfolio. Research and development expenses, including non-cash stock-based compensation expense, were $21.5 million for the nine months ended September 30, 2007, compared to $19.0 million for the nine months ended September 30, 2006, an increase of 13%. This increase was primarily due to increased personnel-related expenses associated with increased staffing levels to support our programs.

General and administrative expenses, including non-cash stock-based compensation expense, were $3.0 million for the three months ended September 30, 2007, compared to $3.1 million for the same period in 2006, a decrease of 3%. General and administrative expenses, including non-cash stock-based compensation expense, were $10.2 million for the nine months ended September 30, 2007, compared to $10.5 million for the same period in 2006, a decrease of 3%.

The net loss for the three months ended September 30, 2007 was $0.16 per share, compared to a net loss of $0.17 per share for the same period in 2006. The net loss for the nine months ended September 30, 2007 was $0.57 per share, compared to $0.60 per share for the same period in 2006.

“Year-to-date financial results through the third quarter are generally exceeding the Company’s expectations,” said John Poyhonen, Senior Vice President, Chief Financial and Business Officer. “In conjunction with our third quarter results and recent Business Development accomplishments, we have updated and narrowed the range of the financial guidance provided at the beginning of the year.”

For the full year 2007, Senomyx expects:

•                  Total revenues of $17 million to $18 million

•                  Total expenses of $44.5 million to $45.5 million, of which $7.0 million to $7.5 million is non-cash, stock-based compensation expense

•                  Net loss of $23.5 million to $24.5 million

•                  Basic and diluted net loss of $0.78 to $0.81 per share

•                  Net cash used in operating activities to average approximately $1.0 million per month

Program Updates:

•             Savory Enhancer Program:  The primary applications of the Company’s savory flavor ingredients are to reduce or replace monosodium glutamate (MSG) and to enhance the savory taste of foods by combining our savory flavors with other ingredients to create unique new flavors. To date, Nestlé has introduced six products containing Senomyx’s savory flavor ingredients into the market in four countries in the Pacific Rim and Latin America, including Brazil. These products are in the bouillon and culinary aid food categories. It is anticipated that Nestlé will launch additional new products as well as reformulated products in the dehydrated and culinary food categories in the Pacific Rim, Central West Africa and Latin America, followed by other regions where Senomyx’s savory flavor ingredients have received regulatory approval.

•             Sweet Enhancer Program:  The primary goal for this program is to identify flavor ingredients that allow a significant reduction of sweeteners in food and beverage products while maintaining the desired sweet taste. Senomyx has identified S2383, a novel enhancer of the high-potency sweetener sucralose, and S5742, a new sucrose (table sugar) enhancer.

Taste tests demonstrated that S2383 enabled up to a 75% reduction of sucralose in simple product prototypes, yet maintained the same sweet intensity without any off-tastes. Recent progress includes successful initial safety studies and ongoing product application work. Senomyx is continuing the development phase for S2383, which involves activities to support regulatory filings.

The sucrose enhancer S5742 allowed an approximately 40% reduction of sucrose, or plain sugar, in taste tests with simple product prototypes. In addition, S5742 has no intrinsic sweetness and no off-tastes in these tests and the taste of sucrose was unaffected. S5742 and related sucrose enhancers are being optimized to lower the amount of compound needed to achieve a 40% or greater reduction of sucrose.

Additional work is ongoing to identify enhancers of fructose and other natural and artificial sweeteners.

•             Bitter Blocker Program: The primary goals of this program are to reduce or block bitter taste and to improve the overall taste characteristics of packaged foods and beverages. Senomyx has identified S5105, which provided a statistically significant reduction in the bitterness of several variations of a collaborator’s product and other product prototypes in proof-of-concept taste tests. S5105 is now being optimized further to increase its potency.

Senomyx is also working with Solae to develop new bitter blockers that better modulate and control bitterness in certain soy-based products. Senomyx scientists have characterized bitter components of hydrolyzed soy samples and used the components to identify the receptors associated with the bitter taste. Assays based on these bitter taste receptors are being adapted for high throughput screening to discover compounds that block the bitterness of soy products.

•              Salt Enhancer Program:  The goal of the Salt Enhancer Program is to identify flavor ingredients that allow a significant reduction of sodium in foods and beverages yet maintain the salty taste desirable to consumers. Our current activities are focused on the discovery of the primary receptor responsible for salt taste. Senomyx has approached this challenge through the identification and evaluation of the more than 15,000 proteins found in taste buds. A small number of candidate proteins are now being analyzed for their ability to function as receptors that respond to sodium chloride (salt). This analysis is expected to lead to the identification of the primary salt taste receptor and the use of this receptor as the basis of assays for discovering salt taste enhancers. Such cutting-edge work reinforces Senomyx’s position as a leader in the area of taste research.

•             High Potency Sweetener Program: The goals of this program are to identify novel low- or non-caloric natural high potency sweeteners and to improve upon the taste and physical properties of currently marketed high potency sweeteners. Senomyx has identified of a number of natural compounds that show activity in our sweet taste receptor assay. Several of these compounds are being scaled up for taste testing. Additionally, the Company is continuing to screen for potential high potency sweeteners using our extensive library of extracts and compounds isolated from plants and other natural sources.

Conference Call:

Senomyx will host a conference call at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) today to discuss these financial results and provide an update on the Company.  To access the call in the U.S. dial (888) 713-4215 or from outside the U.S. dial (617) 213-4867, preferably at least 10 minutes prior to the start time. The participant passcode for this conference call is 84044171. Participants may pre-register for the call at anytime, including after the call start time, at https://www.theconferencingservice.com/prereg/key.process?key=PP8FR898H. Pre-registrants will be issued a pin number to use when dialing into the live call, which will provide quick access to the conference. Additionally, the call will be webcast under the Investor Relations section of Senomyx’s website at http://www.senomyx.com and will be archived there for 30 days following the conclusion of the conference call.

About Senomyx, Inc. (www.senomyx.com)

Senomyx is a leading company using proprietary taste receptor-based assays, screening technologies and optimization techniques to discover and develop novel flavors, flavor enhancers and taste modulators for the packaged food and beverage industry. Senomyx’s current programs focus on the development of flavor ingredients in the savory, sweet, salt and bitter areas. Subsequent to the conclusion of the collaboration with Kraft Foods Global, Inc., Senomyx will have product discovery and development collaborations with six of the world’s leading packaged food, beverage, and ingredient supply companies: Ajinomoto Co., Inc., Cadbury Schweppes, Campbell Soup Company, The Coca-Cola Company, Nestlé SA, and Solae, LLC. For more information, visit www.senomyx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the anticipated timing and scope of commercial launch of products containing Senomyx’s flavor ingredients by our collaborators; Senomyx’s projected financial results for 2007; the size and growth rate of any market for Senomyx’s products; the progress and capabilities of Senomyx’s flavor ingredients and discovery and development programs; the benefits to be derived from relationships with Senomyx’s product discovery and development collaborators, technology collaborators and licensors and Senomyx’s ability to enter into and maintain these relationships; Senomyx’s ability, or Senomyx’s collaborators’ ability, to successfully satisfy all pertinent regulatory requirements and commercialize products incorporating Senomyx’s flavor ingredients in packaged foods and beverages; the continued funding of Senomyx discovery and development programs by its collaborators; Senomyx’s ability to strengthen discovery and development capabilities; our ability to secure necessary or desirable intellectual property rights; and whether any published scientific discoveries of Senomyx contribute to commercial products or Senomyx’s ability to generate revenues. Risks that contribute to the uncertain nature of the forward-looking statements include: Senomyx is dependent on its product discovery and development collaborators for all of Senomyx’s revenue; Senomyx is dependent on its current and any future product discovery and development collaborators to develop and commercialize any flavor ingredients Senomyx may discover; Senomyx may be unable to develop flavor ingredients useful for formulation into products; Senomyx or its collaborators may be unable to obtain and maintain the regulatory approval required for flavor ingredients to be incorporated into products that are sold; even if Senomyx or its collaborators receive a regulatory approval and incorporate Senomyx flavor ingredients into products, those products may never be commercially successful; and Senomyx’s ability to compete in the flavor ingredients market may decline if Senomyx does not adequately protect its proprietary technologies. These and other risks and uncertainties are described more fully in Senomyx’s most recently filed SEC documents, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. All forward-looking statements contained in this press release speak only as of the date on which they were made. Senomyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

(Financial Information to Follow)

Contacts:

Financial	Investor Relations
John Poyhonen	Gwen Rosenberg
Senior Vice President, Chief Financial and Business Officer	Vice President, Investor Relations & Corporate Communications
Senomyx, Inc.	Senomyx, Inc.
858-646-8302	858-646-8369
john.poyhonen@senomyx.com	gwen.rosenberg@senomyx.com

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Selected Financial Information

Condensed Statements of Operations

(in thousands, except for per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$5,053	$3,204	$11,857	$8,830

Operating expenses:
Research and development (including $776, $774, $1,977 and $2,321, respectively, of non-cash stock-based compensation)	7,668	6,143	21,480	18,978
General and administrative (including $1,056, $996, $3,321 and $3,453, respectively, of non-cash stock-based compensation)	2,999	3,103	10,177	10,502
Total operating expenses	10,667	9,246	31,657	29,480

Loss from operations	(5,614)	(6,042)	(19,800)	(20,650)

Interest income	852	1,027	2,607	2,848

Net loss	$(4,762)	$(5,015)	$(17,193)	$(17,802)

Basic and diluted net loss per share	$(0.16)	$(0.17)	$(0.57)	$(0.60)

Weighted average shares used in computing basic and diluted net loss per share	30,394	29,858	30,283	29,730

Condensed Balance Sheets

(in thousands)

	September 30, 2007	December 31, 2006
	(unaudited)

Cash, cash equivalents and investments available-for-sale	$69,775	$74,104
Other current assets	2,157	1,239
Property and equipment, net	14,611	14,839
Total assets	$86,543	$90,182

Accounts payable, accrued expenses and other current liabilities	$5,498	$5,449
Deferred revenue	11,048	5,223
Leasehold incentive obligation	9,296	9,820
Deferred rent	1,010	213
Stockholders’ equity	59,691	69,477
Total liabilities and stockholders’ equity	$86,543	$90,182